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                             DEVON ENERGY CORPORATION               Exhibit 11
                        Computation of Earnings Per Share

                                                                      Year Ended December 31,
                                                                   1997         1996         1995

   BASIC EARNINGS PER SHARE

   Net earnings per statement of operations                    $75,291,529   34,800,532   14,501,899

   Weighted average common shares outstanding                   32,215,745   22,159,507   22,073,550

   Basic earnings per share                                          $2.34         1.57         0.66

   DILUTED EARNINGS PER SHARE

   Net earnings per statement of operations                    $75,291,529  34,800,532    14,501,899

   Increase in net earnings from assumed conversion
      of Trust Convertible Preferred Securities
      (net of tax effect)                                        6,025,955   2,997,779             -

   Net earnings, as adjusted                                   $81,317,484  37,798,311    14,501,899

   Weighted average common shares outstanding as shown
      in basic computation above                                32,215,745  22,159,507    22,073,550

   Add weighted average of additional shares issued
      from assumed conversion of Trust Convertible
      Preferred Securities                                       4,901,507   2,383,793             -

   Add fully dilutive effect of outstanding stock options
      (as determined using the treasury stock method)              408,477     254,352             -

   Weighted average common shares outstanding, as adjusted      37,525,729  24,797,625    22,204,171

   Diluted earnings per common share                                 $2.17        1.52          0.65
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